FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION REPORTS ITS FISCAL 2019 YEAR-END FINANCIAL RESULTS;
PROVIDES UPDATES ON CORPORATE REALIGNMENT AND FISCAL 2020 PLANS

•	Significant progress made in the Company’s restructuring initiatives, with improved bottom-line performance anticipated in Fiscal 2020, primarily in the 2nd half of the fiscal year

•	Company incurs $46.3 million in non-cash impairment charges and $4.6 million in restructuring expenses; enters Fiscal 2020 with a cleaner balance sheet

•	Cash and cash equivalents of $58.2 million at Fiscal 2019 year-end, a $6.5 million improvement over Fiscal 2018

•	Company announces non-binding LOI to sell its Germany real estate, with anticipated gross proceeds of approximately $12.0 million

•	Board increases authorization under its Stock Repurchase Program to 3.0 million shares

•	Changes to compensation plans underway to better align senior executives with stockholders

•	New segment reporting structure in Fiscal 2020 established

ORLANDO, Fla., May 14, 2019 - VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced financial results for its Fiscal 2019 fourth quarter and year ended February 28, 2019. The Company also provided updates on its corporate realignment program and other material updates related to its business operations and outlook.

Commenting on the Company’s year-end results, Pat Lavelle, President and Chief Executive Officer of VOXX International stated, “In Fiscal 2019, we took actions to gradually exit product categories and product lines in our Consumer Accessories segment, which was the bulk of the year-over-year sales decline. We also made a decision to limit distribution in our Premium Audio Group. As anticipated, Automotive segment sales increased over Fiscal 2018, driven by new OEM programs for our rear-seat entertainment systems and growth in the OEM remote start business. Gross margins were up 110-basis points year-over-year with significant increases in our Premium Audio segment, partially offset by modest declines in the others. Excluding the non-cash impairment charges and restructuring expenses of $30.4 million, our operating expenses declined year-over-year by 12.7%, with further reductions planned in Fiscal 2020. Further, in Fiscal 2019, Adjusted EBITDA increased 27.4% to $13.7 million. Our cash position has improved, our balance sheet is strong, and as we move into the second half of Fiscal 2020, we feel confident in our ability to generate more consistent profitability on an annual basis and generate greater shareholder returns. That is the driving force behind our restructuring initiatives.”

Fiscal 2019 and Fiscal 2018 Financial Comparisons

Net sales for the Fiscal 2019 year ended February 28, 2019 were $446.8 million, as compared to $507.1 million in the comparable year-ago period, a decline of $60.3 million. The primary driver for the decline was the Consumer Accessories segment, as the Company exited certain product categories and discontinued select product lines throughout the fiscal year, in line with its communicated restructuring and SKU rationalization programs. Premium Audio segment sales declined due primarily to higher close-out promotions in the Fiscal 2018 period and due to the Company’s decision to limit distribution to improve margins. Automotive segment sales increased due to higher sales of the Company’s EVO-based rear-seat entertainment solution to Automotive OEM’s.

–	Automotive segment net sales of $161.6 million as compared to $155.5 million, up $6.2 million.

–	Premium Audio segment net sales of $158.4 million as compared to $172.4 million, down $14.0 million.

–	Consumer Accessories segment net sales of $125.8 million as compared to $178.8 million, down $53.0 million.

VOXX International Corporation Reports Fiscal 2019 Results

The gross margin in Fiscal 2019 was 27.2%, representing a 110-basis point increase over Fiscal 2018. The year-over-year gross margin improvement was driven by higher gross margins in the Premium Audio segment, offset by modest declines in the Automotive and Consumer Accessories segments, primarily due to lower sales of certain higher margin Automotive products as well as increases in inventory reserves related to certain slower moving accessories products.

–	Automotive segment gross margin of 25.1% as compared to 25.6%, down 50 basis points.

–	Premium Audio segment gross margin of 34.6% as compared to 31.0%, up 360 basis points.

–	Consumer Accessories segment gross margin of 20.9% as compared to 21.7%, down 80 basis points.

Total operating expenses in Fiscal 2019 were $162.6 million, as compared to $151.4 million in the comparable year-ago period. Operating expenses in Fiscal 2019 included $25.8 million of non-cash intangible asset impairment charges related to the re-evaluation of projections for certain brands within the Consumer Accessories and Automotive segments along with the Company’s SKU rationalization program, and the Fiscal 2019 fiscal year also included $4.6 million of restructuring expenses related to the realignment of the Consumer Accessories and Premium Audio segments, which are expected to result in lower operating expenses in future periods. Excluding the non-cash intangible asset impairment charges and restructuring expenses, total operating expenses for Fiscal 2019 were $132.2 million, representing a year-over-year improvement of $19.2 million or 12.7%.

–	Selling expenses of $40.9 million as compared to $46.0 million, a reduction of $5.1 million.

–	General and administrative expenses of $66.9 million versus $79.0 million, a reduction of $12.0 million.

–	Engineering and technical support expenses of $24.4 million as compared to $26.4 million, a reduction of $2.1 million.

Total other expense, net for Fiscal 2019 was $17.8 million, as compared to $5.0 million in the comparable year-ago period. Fiscal 2019 included interest and bank charges of $4.4 million, as compared to $6.0 million in Fiscal 2018 due to no debt outstanding on the Company’s domestic Credit Facility. Equity in income of equity investees in Fiscal 2019 was $6.6 million, as compared to $7.2 million in Fiscal 2018. Additionally, in Fiscal 2019, the Company recorded an impairment on its Notes Receivable from 360fly, Inc., resulting in a non-cash impairment charge of $16.5 million, representing the entire outstanding balance of these notes at February 28, 2019. The Company also recorded a $3.5 million impairment on its Venezuela properties. The major variance when comparing the Fiscal 2019 and Fiscal 2018 periods is other, net as the Fiscal 2018 period included net losses on foreign currency of $8.8 million, of which $6.6 million related to losses on forward contracts incurred in conjunction with the sale of Hirschmann.

The Company reported an operating loss of $41.2 million in Fiscal 2019, as compared to an operating loss of $19.1 million. The Fiscal 2019 operating loss includes $25.8 million of non-cash intangible asset impairment charges and $4.6 million of restructuring expenses. Excluding these two factors, operating loss improved year-over-year.

Net loss attributable to VOXX International Corporation was $46.1 million in Fiscal 2019, as compared to net income attributable to VOXX International Corporation of $35.3 million in Fiscal 2018. The Fiscal 2019 period included the $25.8 million non-cash intangible asset impairment charge, the $16.5 million impairment on the 360fly, Inc. notes receivable, the $3.5 million non-cash impairment of Venezuela investment properties, and $4.6 million of restructuring expenses. The Fiscal 2018 period includes net income from discontinued operations of $34.6 million, related to the sale of Hirschmann.

On a per share basis, the Company reported a basic and diluted loss per share attributable to VOXX International Corporation of $1.89 in Fiscal 2019, as compared to basic and diluted income per share attributable to VOXX International Corporation of $1.45 and $1.44, respectively, in Fiscal 2018. Note, Fiscal 2018 includes basic and diluted income per share of $1.43 and $1.41, respectively, related to discontinued operations.

VOXX International Corporation Reports Fiscal 2019 Results

Adjusted EBITDA in Fiscal 2019 was $13.7 million, as compared to $10.7 million in Fiscal 2018, an improvement of $2.9 million or 27.4% year-over-year.
Balance Sheet Update
For the period ended February 28, 2019, the Company had cash and cash equivalents of $58.2 million, an increase of $6.5 million, as compared to $51.7 million for the period ended February 28, 2018 and an increase of $9.5 million on a sequential basis when compared to the period ended November 30, 2018.
Total debt as of February 28, 2019 was $17.6 million, an improvement of $1.2 million, as compared to total debt of $18.9 million as of February 28, 2018. The Company’s total debt consists of mortgages related to its domestic and international properties and Euro asset-based lending obligations to support its German operations. Total long-term debt as of February 28, 2019 was $5.8 million, as compared to $8.5 million as of February 28, 2018, an improvement of $2.7 million. The Company enters Fiscal 2020 with a healthy cash position to fund working capital requirements, while continuing to invest in its business to drive growth and profitability, along with access to its $140.0 million Credit Facility.
Lavelle continued, “The sale of Hirschmann was the first step in our effort to reposition VOXX for the future. Through that sale, we repaid all of our domestic debt and generated cash to implement our strategy, while only carrying debt related to mortgages and our Euro-based ABL. Repositioning efforts continued in Fiscal 2019; first with the internal alignment of our OEM and aftermarket Automotive operations and then with the restructuring of our Consumer Accessories business. We consolidated the operations of Oehlbach and Schwaiger and underwent a massive SKU rationalization program which will continue domestically, as we focus on more profitable categories. We also restructured our domestic Accessories group, reducing headcount and expenses to align with projected sales. These changes resulted in restructuring expenses and non-cash impairment charges, which of course, had a material impact on our Fiscal 2019 results. We took these steps to enter Fiscal 2020 in a stronger position and we continue to move forward on our plan to restore VOXX to profitability.”

Non-Binding Letter of Intent to Sell Company Real Estate

In conjunction with the realignment of the international accessories business, the Company signed a non-binding Letter of Intent (“LOI”) to sell its real estate in Pulheim, Germany, with anticipated gross proceeds of approximately $12.0 million. This pending sale is made possible by the successful consolidation of Oehlbach and Schwaiger into one facility. This sale, upon closing, will further strengthen the Company’s cash position and balance sheet.
New Stock Repurchase Program
As previously announced on April 29, 2019, the Board of Directors authorized the Company to repurchase up to 3.0 million shares of Class A Common Stock, an increase of 1,616,729 shares over the existing authorization. The Company intends to make repurchases from time to time in the open market, or otherwise, subject to market conditions and other factors. The Company believes that the repurchase of its shares represents a prudent use of capital.

New Reporting Structure in FY 2020

As also communicated on April 29, 2019, the Company has a new reporting structure, which took effect on March 1, 2019. This move is in line with the restructuring initiatives that began in the prior Fiscal year, and which will continue in Fiscal 2020. The Company believes that as a result of the restructuring, it will be able to operate with a significantly lower cost structure and generate greater efficiencies. The new business segments are:

1)	Automotive Electronics, which consists of the OEM and aftermarket businesses;

2)	Consumer Electronics, comprised of the international and domestic Accessories and Premium Audio operations;

3)	Biometrics, which includes EyeLock LLC, the Company’s majority-owned subsidiary.

VOXX International Corporation Reports Fiscal 2019 Results

Changes to Executive Compensation Forthcoming

Based on an evaluation of best practices conducted with the assistance of an independent consulting firm, the Company is in the process of negotiating new employment agreements with C-Suite executives, with updates anticipated in the Company’s Fiscal 2020 first quarter. Additionally, the Company’s Chairman, John Shalam has agreed to forgo his annual cash bonus.

Lavelle concluded, “We see opportunities that could drive the top-line, such as the healthcare space, biometrics and in various audio categories. We also see areas where our business may decline due to changes at retail and lower car sales anticipated domestically. These are the primary unknown variables in our Fiscal 2020 outlook. What we are doing is continuing with the SKU rationalization program, leveraging more Shared Services functions, instituting cost control measures while, at the same time, investing in R&D and our future. We may look to divest more assets this year, as between our real estate and powerful brand portfolio, interest persists. At the same time, we will continue to look at accretive acquisitions that would strengthen both our top- and bottom-line. These actions are key elements of our strategy this year. The Board is also evaluating other measures as we move into the second half of the year, that leverage our strong balance sheet, with further updates to come as our business progresses. We look forward to updating investors on our progress and plans on our call and webcast tomorrow.”

Conference Call and Webcast Information

VOXX International will be hosting its conference call on Wednesday, May 15, 2019 at 10:00 a.m. Eastern. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free: 877-303-9079; international: 970-315-0461 / conference ID: 4581065). A replay will be available on the Company’s website approximately one hour after the completion of the call.

Non-GAAP Measures

EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share are not financial measures recognized by GAAP. EBITDA represents net income (loss), computed in accordance with Generally Accepted Accounting Principles (“GAAP”), before interest expense and bank charges, taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense, gains on the sale of discontinued operations, losses on forward contracts, impairment charges, investment gains and losses, restructuring charges, and environmental remediation charges. Depreciation, amortization, stock-based compensation, and impairment charges are non-cash items. Diluted Adjusted EBITDA per common share represents the Company's diluted earnings per common share based on Adjusted EBITDA.

We present EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share in our Form 10-K because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and diluted adjusted earnings per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to certain events that occurred during the periods presented allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share should not be assessed in isolation from, are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

VOXX International Corporation Reports Fiscal 2019 Results

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio. Today, VOXX International is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world’s leading automotive manufacturers. The Company has an international footprint in Europe, Asia and Latin America, and a growing portfolio, which is comprised of over 30 trusted brands. For additional information, please visit our website at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, the Company’s ability to realize the anticipated results of its business realignment; the completion of the ongoing impairment valuation; the ability to successfully complete transactions under negotiation for EyeLock; cybersecurity risks; risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2019.

Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com

Tables to Follow

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
February 28, 2019 and February 28, 2018
(In thousands, except share data)

	February 28, 2019	February 28, 2018
Assets
Current assets:
Cash and cash equivalents	$58,236	$51,740
Accounts receivable, net	73,391	81,116
Inventory, net	102,379	117,992
Receivables from vendors	1,009	493
Prepaid expenses and other current assets	10,449	14,007
Income tax receivable	921	511
Total current assets	246,385	265,859
Investment securities	2,858	4,167
Equity investments	21,885	21,857
Property, plant and equipment, net	60,493	65,259
Goodwill	54,785	54,785
Intangible assets, net	119,449	150,320
Deferred tax assets	79	24
Other assets	2,877	13,373
Total assets	$508,811	$575,644
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$31,143	$34,700
Accrued expenses and other current liabilities	39,129	36,350
Income taxes payable	1,349	2,587
Accrued sales incentives	13,574	14,020
Current portion of long-term debt	10,021	7,730
Total current liabilities	95,216	95,387
Long-term debt, net of debt issuance costs	5,776	8,476
Capital lease obligation	516	699
Deferred compensation	2,605	3,369
Deferred tax liabilities	5,284	12,217
Other tax liabilities	1,332	2,191
Other long-term liabilities	2,981	3,187
Total liabilities	113,710	125,526
Commitments and contingencies
Stockholders' equity:
Preferred stock:
No shares issued or outstanding	—	—
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 24,106,194 shares issued and 21,938,100 shares outstanding at both February 28, 2019 and February 28, 2018	242	256
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding	22	22
Paid-in capital	296,946	296,395
Retained earnings	148,582	194,673
Accumulated other comprehensive loss	(16,944)	(14,222)
Treasury stock, at cost, 2,168,094 shares of Class A Common Stock at both February 28, 2019 and February 28, 2018	(21,176)	(21,176)
Total VOXX International Corporation stockholders' equity	407,672	455,948
Non-controlling interest	(12,571)	(5,830)
Total stockholders' equity	395,101	450,118
Total liabilities and stockholders' equity	$508,811	$575,644

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive (Loss) Income
Years Ended February 28, 2019, February 28, 2018 and February 28, 2017
(In thousands, except share and per share data)

	Year Ended	Year Ended	Year Ended
	February 28, 2019	February 28, 2018	February 28, 2017
Net sales	$446,816	$507,092	$514,530
Cost of sales	325,399	374,795	370,500
Gross profit	121,417	132,297	144,030

Operating expenses:
Selling	40,915	45,999	43,108
General and administrative	66,935	78,957	79,573
Engineering and technical support	24,387	26,440	29,517
Intangible asset impairment charges	25,789	—	—
Restructuring expense	4,588	—	—
Total operating expenses	162,614	151,396	152,198
Operating loss	(41,197)	(19,099)	(8,168)
Other (expense) income:
Interest and bank charges	(4,449)	(6,009)	(7,105)
Equity in income of equity investee	6,618	7,178	6,797
Impairment of Venezuela investment properties	(3,473)	—	—
Impairment of notes receivable	(16,509)	—	—
Investment (loss) gain	(530)	1,416	—
Other, net	577	(7,590)	(454)
Total other expense, net	(17,766)	(5,005)	(762)

Loss from continuing operations before income taxes	(58,963)	(24,104)	(8,930)
Income tax (benefit) expense from continuing operations	(6,131)	(17,445)	338
Net loss from continuing operations	$(52,832)	$(6,659)	$(9,268)

Net income from discontinued operations, net of tax	—	34,618	6,066
Net (loss) income	$(52,832)	$27,959	$(3,202)
Less: net loss attributable to non-controlling interest	(6,741)	(7,345)	(7,624)
Net (loss) income attributable to VOXX International Corporation	$(46,091)	$35,304	$4,422

Other comprehensive (loss) income:
Foreign currency translation adjustments	(3,195)	28,804	(3,194)
Derivatives designated for hedging, net of tax	461	(698)	210
Pension plan adjustments, net of tax	(12)	1,496	(180)
Unrealized holding gain (loss) on available-for-sale investment securities arising during the period, net of tax	24	74	(17)
Other comprehensive (loss) income, net of tax	(2,722)	29,676	(3,181)
Comprehensive (loss) income attributable to VOXX International Corporation	$(48,813)	$64,980	$1,241

(Loss) earnings per share - basic:
Continuing operations attributable to VOXX International Corporation	$(1.89)	$0.03	$(0.07)
Discontinued operations attributable to VOXX International Corporation	$—	$1.43	$0.25
Attributable to VOXX International Corporation	$(1.89)	$1.45	$0.18
(Loss) earnings per share - diluted:
Continuing operations attributable to VOXX International Corporation	$(1.89)	$0.03	$(0.07)
Discontinued operations attributable to VOXX International Corporation	$—	$1.41	$0.25
Attributable to VOXX International Corporation	$(1.89)	$1.44	$0.18
Weighted-average common shares outstanding (basic)	24,355,791	24,290,563	24,160,324
Weighted-average common shares outstanding (diluted)	24,355,791	24,547,246	24,160,324

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive (Loss) Income
Three Months Ended February 28, 2019, February 28, 2018 and February 28, 2017
(In thousands, except share and per share data)

	Three Months Ended	Three Months Ended	Three Months Ended
	February 28, 2019	February 28, 2018	February 28, 2017
Net sales	$107,457	$122,236	$124,894
Cost of sales	83,703	90,023	88,928
Gross profit	23,754	32,213	35,966

Operating expenses:
Selling	10,254	11,194	10,721
General and administrative	17,303	19,862	21,326
Engineering and technical support	6,038	6,142	7,626
Intangible asset impairment charges	15,975	—	—
Restructuring expense	4,588	—	—
Total operating expenses	54,158	37,198	39,673
Operating loss	(30,404)	(4,985)	(3,707)
Other (expense) income:
Interest and bank charges	(1,058)	(1,159)	(1,911)
Equity in income of equity investee	1,472	1,444	1,513
Impairment of notes receivable	(16,509)	—	—
Investment loss	(530)	—	—
Other, net	(596)	182	(318)
Total other expense, net	(17,221)	467	(716)

Loss from continuing operations before income taxes	(47,625)	(4,518)	(4,423)
Income tax (benefit) expense from continuing operations	(9,278)	(12,914)	3,522
Net loss from continuing operations	$(38,347)	$8,396	$(7,945)

Net income from discontinued operations, net of tax	—	2,276	5,649
Net (loss) income	$(38,347)	$10,672	$(2,296)
Less: net loss attributable to non-controlling interest	(1,787)	(1,913)	(2,206)
Net (loss) income attributable to VOXX International Corporation	$(36,560)	$12,585	$(90)

Other comprehensive (loss) income:
Foreign currency translation adjustments	138	1,135	(26)
Derivatives designated for hedging, net of tax	(81)	262	(30)
Pension plan adjustments, net of tax	(69)	(192)	(224)
Unrealized holding gain (loss) on available-for-sale investment securities arising during the period, net of tax	—	—	(13)
Other comprehensive (loss) income, net of tax	(12)	1,205	(293)
Comprehensive (loss) income attributable to VOXX International Corporation	$(36,572)	$13,790	$(383)

(Loss) earnings per share - basic:
Continuing operations attributable to VOXX International Corporation	$(1.50)	$0.42	$(0.24)
Discontinued operations attributable to VOXX International Corporation	$—	$0.09	$0.23
Attributable to VOXX International Corporation	$(1.50)	$0.52	$—
(Loss) earnings per share - diluted:
Continuing operations attributable to VOXX International Corporation	$(1.50)	$0.42	$(0.24)
Discontinued operations attributable to VOXX International Corporation	$—	$0.09	$0.23
Attributable to VOXX International Corporation	$(1.50)	$0.51	$—
Weighted-average common shares outstanding (basic)	24,355,791	24,316,103	24,160,324
Weighted-average common shares outstanding (diluted)	24,355,791	24,615,627	24,160,324

Reconciliation of GAAP Net Income Attributable to VOXX International Corporation to EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per Common Share (2)

	Fiscal	Fiscal	Fiscal
	2019	2018	2017
Net (loss) income attributable to VOXX International Corporation	$(46,091)	$35,304	$4,422
Adjustments:
Interest expense and bank charges (1)	2,884	5,169	6,860
Depreciation and amortization (1)	11,112	13,879	17,064
Income tax (benefit) expense	(6,131)	(13,262)	1,759
EBITDA	(38,226)	41,090	30,105
Adjustments:
Stock-based compensation attributable to stock options and restricted stock	551	552	753
Gain on sale of discontinued operations	—	(36,118)	—
Loss on forward contracts attributable to sale of business	—	6,618	—
Impairment of investment properties in Venezuela	3,473	—	—
Impairment of notes receivable	16,509	—	—
Investment loss (gain)	530	(1,416)	—
Environmental remediation charges	454	—	—
Restructuring charges	4,588	—	—
Intangible asset impairment charges	25,789	—	—
Adjusted EBITDA	$13,668	$10,726	$30,858
Diluted (loss) income per common share attributable to VOXX International Corporation	$(1.89)	$1.44	$0.18
Diluted Adjusted EBITDA per common share attributable to VOXX International Corporation	$0.56	$0.44	$1.28

(1) For purposes of calculating Adjusted EBITDA for the Company, interest expense, bank charges, as well as depreciation and amortization expense added back to net income (loss) have been adjusted in order to exclude the minority interest portion of these expenses attributable to EyeLock LLC.

(2) EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share in this presentation are based on a reconciliation to Net income attributable to VOXX International Corporation, which includes net income (loss) from both continuing and discontinued operations for all periods presented. The Company sold its Hirschmann subsidiary on August 31, 2017.

Reconciliation of GAAP Net Income Attributable to VOXX International Corporation to EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per Common Share (2)

	Three Months Ended	Three Months Ended	Three Months Ended
	February 28, 2019	February 28, 2018	February 28, 2017
Net (loss) income attributable to VOXX International Corporation	$(36,560)	$12,585	$(90)
Adjustments:
Interest expense and bank charges (1)	632	842	1,726
Depreciation and amortization (1)	3,226	2,717	4,349
Income tax (benefit) expense	(9,278)	(15,201)	1,977
EBITDA	(41,980)	943	7,962
Adjustments:
Stock-based compensation attributable to stock options and restricted stock	158	107	185
Impairment of notes receivable	16,509	—	—
Investment loss	530	—	—
Environmental remediation charges	454	—	—
Restructuring charges	4,588	—	—
Intangible asset impairment charges	15,975	—	—
Adjusted EBITDA	$(3,766)	$1,050	$8,147
Diluted (loss) income per common share attributable to VOXX International Corporation	$(1.5)	$0.51	$—
Diluted Adjusted EBITDA per common share attributable to VOXX International Corporation	$(0.15)	$0.04	$0.34

(1) For purposes of calculating Adjusted EBITDA for the Company, interest expense, bank charges, as well as depreciation and amortization expense added back to net income (loss) have been adjusted in order to exclude the minority interest portion of these expenses attributable to EyeLock LLC.

(2) EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share in this presentation are based on a reconciliation to Net income attributable to VOXX International Corporation, which includes net income (loss) from both continuing and discontinued operations for all periods presented. The Company sold its Hirschmann subsidiary on August 31, 2017.